Exhibit k.6

AMENDMENT NO. 2
TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 2 dated as of September 4, 2018 (this “Amendment”), is entered into by and among TORTOISE MLP FUND, INC., a Maryland corporation, as the Borrower (the “Borrower”) each Lender party hereto, and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”).

RECITALS

A.         The Borrower, the Lenders and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement dated as of June 15, 2015 as amended by that Amendment No. 1 dated July 12, 2017 (as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”).

B.         The Borrower, the Lenders and the Administrative Agent have agreed to certain amendments to the Credit Agreement to among other things increase the Aggregate Commitments of the Lenders.

C.        The Amendment is subject to the representations and warranties of the Borrower and upon the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

SECTION 2. AMENDMENTS.

2.1        Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in alphabetical order to read as follows:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

 “LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”

2.2          Section 3.02 of the Credit Agreement is hereby amended by amending and restating it in its entirety to read as follows:

“3.02  Illegality; LIBOR Successor Rate.

(a)          If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loans or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Loans, the interest rate on which Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to LIBOR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay Loans of such Lender, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, the Administrative Agent shall during the period of such suspension compute the rate applicable to such Lender without reference to LIBOR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon LIBOR. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

(i)         adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii)       the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)       syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein)(any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b)         If no LIBOR Successor Rate has been determined and the circumstances under subsection (b)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make Loans shall be suspended, (to the extent of the affected Loans), and (y) the LIBOR component shall no longer be utilized in determining such rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing (to the extent of the affected Loans) in the amount specified therein.

(c)          Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

2.3          Section 5.12 is hereby amended by adding new subsections (d) and (e) to read as follows:

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

“(d) As of the Closing Date and throughout the term of this Agreement, the Borrower is not (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

(e) The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.”

2.4          Article V is hereby amended by inserting an additional Section 5.20 to read as follows:

“5.20 Beneficial Ownership Certification. As of the date of any Beneficial Ownership Certification, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.”

2.5          Section 6.02 is hereby amended by inserting an additional subsection (h) to read as follows:

“(h) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Required Lender for purposes of compliance with applicable “know your customer” and anti- money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.”

2.6          Article IX is hereby amended by inserting an additional Section 9.10 to read as follows:

“9.10  ERISA Matters.

The representations set forth in this Section 9.10 (b)(ii)-(v) are intended to comply with the Department of Labor’s regulation Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997), and if such regulations are no longer in effect, these representations shall be deemed to be no longer in effect.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

(i)   such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)  none of the Administrative Agent and any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, Swing Line Lender and L/C Issuer or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)  The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.”

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

2.7        Schedule 2.01 of the Credit Agreement is hereby amended by amending and restating such Schedule in its entirety to read as set forth on the Second Amended and Restated Schedule 2.01 to this Amendment. Concurrently with this Amendment becoming effective the Borrower shall prepay the Committed Loans outstanding on the date of this Amendment to the extent necessary to keep the outstanding Committed Loans ratable with the revised Applicable Percentages as set forth on the Second Amended and Restated Schedule 2.01. The Borrower may request Loans to fund required prepayments; provided that such Loans shall not exceed the Aggregate Commitments as amended hereby.

SECTION 3. EFFECTIVENESS AND LIMITATIONS ON AMENDMENT.

3.1        The amendments set forth in Sections 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any other amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Lenders and the Administrative Agent may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.

3.2        On and after the date of this Amendment, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived, are hereby ratified and confirmed and will remain in full force and effect. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

4.1      Borrower has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

4.2      This Amendment has been duly executed and delivered by Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3      No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by Borrower of this Amendment.

4.4     Immediately after giving effect to this Amendment the representations and warranties of the Borrower contained in Article V of the Credit Agreement shall be true and correct, in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

4.5        Immediately after giving effect to this Amendment, no Default or Event of Default exists.

SECTION 5. EXPENSES. The Borrower agrees to pay to the Administrative Agent upon demand, the amount of any and all reasonable and documented out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Administrative Agent may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.

SECTION 6. REAFFIRMATION. Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its Obligations.

SECTION 7. EFFECTIVENESS. This Amendment will become effective as of the date hereof upon the satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)         the execution  and  delivery of this Amendment, whether the same or different copies, by the Borrower, each Lender and the Administrative Agent;

(b)         the execution and de4livery of amended and restated Notes to each Lender;

(c)        the delivery of an officer certificate by a Responsible Officer of the Borrower certifying (i) resolutions adopted by the Borrower approving and consenting to this Amendment and the decrease in the Aggregate Commitments effectuated hereby, (ii) incumbency, the articles of incorporation, the bylaws and the existence and good standing of the Borrower, and (iii) providing certifications as to no Default and representations and warranties substantially as set forth in Section 4 to this Amendment;

(d)        the delivery of a Form U-1 by the Borrower in form and substance satisfactory to the Administrative Agent;

(e)        payment by the Borrower to the Administrative Agent (i) for the account of the Lenders on a pro rata basis in accordance with their respective Commitments an upfront fee equal to $17,706.85, and (ii) of all other fees and expenses that are payable in connection with the consummation of the transactions contemplated  hereby, including  payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment, including any fees required to be paid under Section 5 of this Amendment; and

(f)         receipt of all other documents and legal matters in connection with the transactions contemplated by this Amendment, reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

SECTION 8. GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

8.1       THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

8.2        The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

SECTION 9. CLAIMS, COUNTERCLAIMS, DEFENSES, RIGHTS OF SET-OFF AND GENERAL RELEASE.

9.1        As of the date hereof, Borrower hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

9.2       In consideration of the Administrative Agent’s willingness to enter into this Amendment, on behalf of the Lenders, Borrower hereby releases and forever discharges the Administrative Agent, the Lenders and the Administrative Agent’s, and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which Borrower may have or claim to have against any of the Bank Group in any way related to or connected with the Loan Documents and the transactions contemplated thereby.

SECTION 10. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

SECTION 11. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 12. FURTHER ASSURANCES. The Borrower agrees to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 13. ENTIRETY. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

TORTOISE MLP FUND, INC.

By:
Name:	P. Bradley Adams
Title:	Chief Executive Officer

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

S-1

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:	Denise Jones
Title:	Vice President

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

S-2

BANK OF AMERICA, N.A., as a Lender

By:
Name:	Alok Jain
Title:	Senior Vice President

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

S-3

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:	Kevin Chan
Title:	Director

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

S-4

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:	Lucas Bross
Title:	Vice President

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement

S-5

FIRST AMENDED AND RESTATED SCHEDULE
2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$57,000,000.00	47.500000000%
The Bank of Nova Scotia	$28,000,000.00	23.333333333%
U.S. Bank National Association	$35,000,000.00	29.166666667%
Total	$120,000,000.00	100.000000000%

Second Amended and Restated Schedule 2.01 to Amended and Restated Credit Agreement